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                           Extension of Indebtedness

        This extension is made this the 7th day of November, 1996 by and between Trans Energy, Inc. and William W. Stevenson.

        WHEREAS, Trans Energy, Inc. is indebted to William W. Stevenson in the amount of One Hundred Ten Thousand Dollars ($110,000.00) as of November 7, 1996.

        WHEREAS, the parties hereto wish to extend the due date until December 29, 1996 at the continued interest rate of twenty percent (20%) per annum.

        NOW THEREFORE, the parties hereto agree that the promissory note dated the 7th day of May, 1996 originally due and payable on the 7th day of November in the amount of $110,000 is hereby extended until December 29, 1996 at the continued interest rate of twenty percent (20%) per annum.

        All other terms and conditions will remain the same.


/s/ William W. Stevenson                /s/ Loren E. Bagley
--------------------------------        --------------------------------
William W. Stevenson                    Trans Energy, Inc.
                                        Loren E. Bagley, President